GLOBAL THERMOELECTRIC INC.

 AMENDED INCENTIVE STOCK OPTION PLAN

1.         INTERPRETATION

In this Plan (including this clause), unless there is something in the subject or context inconsistent therewith, words importing the singular number include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders and the expressions following have the following meanings, respectively:

(a)        "Board" means the Board of Directors of the Corporation;

(b)        "Common Share" means a voting common share in the capital stock of the Corporation and, after the adjustments pursuant to Clause 7 hereof, means the shares or other securities or property which, as a result of such adjustments and all prior adjustments pursuant to Clause 7, the holders of Options are then entitled to receive on the exercise thereof;

(c)        "Committee" means a committee of Directors appointed by the Board in accordance with Clause 3 hereof;

(d)        "Corporation" means Global Thermoelectric Inc. and any successor or continuing corporation resulting from any form of corporate reorganization;

(e)        "Early Termination Date" means, in respect of any Option, 5:00 p.m. (Calgary time) on the date that an Option terminates prior to the Normal Expiry Date;

(f)         "Exchange" means The Toronto Stock Exchange;

(g)        "Expiry Date" means the Normal Expiry Date or the Early Termination Date, as the case may be;

(h)        "Normal Expiry Date" means, in respect of any Option, 5:00 p.m. (Calgary time) on the date determined by the Corporation on which the Option would normally terminate which date may not be later than 5 years after the Option Date;

(i)         "Option" means a right to purchase Common Shares pursuant to the Plan and an Option Agreement;

(j)         "Option Agreement" means an agreement entered into between the Corporation and a Participant pursuant to which an Option is granted to a Participant and which contains such provisions not inconsistent with the Plan as the Board or the Committee may determine;

(k)        "Option Date" means the date on which an Option is granted by the Corporation to a Participant which for greater certainty is the date on which the grant of the Option is approved by the Board or the Committee, as the case may be;

(l)         "Option Shares" means the Common Shares which a Participant is entitled to purchase under an Option whether or not the rights to purchase all such Common Shares have vested in and to the Optionee;

(m)       "Optionee" means the Participant who has entered into an Option Agreement with the Corporation;

(n)        "Participant" means, on any date, a person who is at least one of the following:

(i)         a person who is regularly employed by the Corporation or one of its subsidiaries on that date;

(ii)        an officer of the Corporation or one of its subsidiaries on that date;

(iii)       a director of the Corporation or one of its subsidiaries on that date; or

(iv)       a consultant who is providing ongoing services to the Corporation or one of its subsidiaries on that date;

(o)        "Plan" means the Corporation's "Incentive Stock Option Plan" as embodied herein as from time to time amended; and

(p)        "Purchase Price" means the purchase price of Option Shares under the Option Agreement determined as provided in subclause 6(b) of this Plan.

2.         PURPOSE OF THE PLAN

The purpose of the Plan is to develop the interest of Optionees in the growth and development of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation and to better enable the Corporation and its subsidiaries to attract and retain persons of desired experience and ability.

3.         ADMINISTRATION, PARTICIPANTS AND ALLOTMENTS

(a)        The Board will administer the Plan.  The Board may at any time or from time to time delegate to the Committee the responsibility for administering the Plan or elements thereof.  The Board, or the Committee if so empowered, will determine from time to time those Participants to whom Options should be granted, the Normal Expiry Date, the number of Common Shares which should be optioned from time to time to any Participant (subject to subclause 3(d) and clause 4) and such other terms and conditions of the Option Agreement, not inconsistent with the Plan, as the Board or the Committee in its discretion may determine.  The Board or the Committee may prescribe rules and regulations relating to the Plan and any Options granted hereunder and may approve the form and content and prescribe the use of such forms of applications, directions, powers of attorney, and other documents or instruments, either generally or in specific cases, as may be deemed necessary or advisable, for the grant or issuance of Options under the Plan and for the proper administration and operation of the Plan.  The Board or the Committee will review the Plan from time to time with a view to making revisions to it, granting additional Options and, in the case of the Committee, making appropriate recommendations to the Board.  Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or by the Committee constitutes an Option hereunder.  An Option granted by the Board to a Participant pursuant to the Plan is subject to, and is of no force and effect until, the execution and delivery of, an Option Agreement by both the Corporation and such Participant.

(b)        The Corporation is responsible for all costs of administration of the Plan.

(c)        The implementation of the Plan, the grant of any Options pursuant to the Plan and, from time to time, the operation and administration of the Plan is subject to receipt by the Corporation of all necessary approvals, advance rulings, exemptions or registrations required or deemed advisable under applicable law or regulation including without limiting the generality of the foregoing, all necessary approvals or registrations required by any and all stock exchanges upon which the Common Shares are listed.

(d)        The number of Option Shares that may be reserved for allotment to one person pursuant to Options must not exceed 5% of the outstanding Common Shares as at the date of grant.

4.         COMMON SHARES RESERVED

The Corporation reserves for issuance 3,050,000 Common Shares for the purposes of granting Options to Participants pursuant to the Plan.  In no event may the number of Option Shares issued under this Plan exceed the total number of Common Shares reserved by the Corporation for issuance hereunder.  Any Option Shares covered by any Option which are not purchased prior to the expiration or termination of such Option become part of the Common Shares reserved for issuance in accordance with the terms of the Plan but unallocated to any particular Option.

5.         PARTICIPATION VOLUNTARY

Participation in the Plan by a Participant is entirely voluntary and does not affect the Participant's employment or continued retainer by, or other engagement with, the Corporation or its subsidiaries.  Neither the Plan nor any Options granted under the Plan of itself gives any Participant the right to continue to be an employee, officer, director or consultant of the Corporation or any subsidiary thereof.  None of the terms and conditions governing the Option are affected by any change in the Optionee's employment by or engagement with the Corporation so long as the Optionee continues to be a Participant.

6.         CERTAIN TERMS OF OPTION AGREEMENTS

An Option Agreement may, in respect of any Option, specify a number or percentage of Option Shares that the Participant may exercise in any specified period, year or number of years.  In addition, Option Agreements are deemed to contain the following provisions with respect to the exercise of Options under the Plan:

(a)        An Option under the Plan is only exercisable for a minimum of 100 Common Shares at any one time.

(b)       (i)         The Purchase Price shall be fixed by the Board or the Committee on the Option Date and shall be no less than:

(A)       the closing price of Common Shares traded on the Exchange on the last trading day immediately prior to the Option Date; or,

(B)       if the Common Shares did not trade on the Exchange on such day, a price determined in respect of the Common Shares by the Board or the Committee acting in goof faith,

subject always to a minimum Purchase Price of $0.10 per share.

(ii)        Upon exercise of the Option, the Purchase Price must be paid in full in respect of those Option Shares being acquired in Canadian funds by cash, certified checque or bank draft payable to or to the order of the Corporation at the time of exercise.

(c)        Each Option terminates on its Normal Expiry Date but subject always to the provisions of subclause 6(d).

(d)        If, after the Option Date and on or before the exercise if full of the Option or the Normal Expiry Date, the Optionnee ceases to be a Participant:

(i)         by reason of the Optionee's permanent physical or mental disability (defined herein to mean when such person is unable to perform his or her duties or when such person becomes entitled to long term disability payments pursuant to the Corporation's disability insurance program), retirement with the consent of Corporation or death, then such Optionee's Option may be exercised to purchase the total number of Option Shares not previously purchased by the Optionee whether or not the rights to purchase some or all of those Option Shares have previously vested in and are exercisable by the Optionee as at the date of such ceasing to be a Participant, provided such exercise occurs at any time on or before the earlier of the Normal Expiry Date and the date that is 90 days after the date the Optionee ceases to be a Participant due to such permanent physical or mental disability, retirement with the consent of the Corporation or death.  Thereafter, the Option and all unexercised rights to acquire Option Shares thereunder cease and expire and are of no further force and effect.  For greater certainty but without limiting the generality of the foregoing, if the Optionee is deemed to be an employee of the Corporation pursuant to a medical or disability plan of the Corporation or a subsidiary thereof, the Optionee is deemed to be an employee for the purpose of the Plan and the Option; or

(ii)        for any reason other than the Optionee's permanent physical or mental disability, retirement with the consent of the Corporation or death, and the Optionee is terminated without notice, the Optionee may exercise the Option to purchase Option Shares not previously purchased by the Optionee but only to the extent that rights to purchase Option Shares have vested in and are exercisable by the Optionee as at the date of such ceasing to be a Participant, provided that such exercise occurs at the time on or before the earlier of the Normal Expiry Date and the date that is 30 days after the Optionee ceases to be a Participant.  Thereafter, the Option and all unexercised rights to acquire Option Shares thereunder, whether or not such rights have bested to and in favour of the Optionee, cease and expire and are of no further force and effect; or

(iii)       for any reason other than the Optionee's permanent physical or mental disability, retirement with consent of the Corporation, death, or termination without notice, and the Optionee is entitled to reasonable notice of termination of employment or compensation in lieu thereof, then:

(A)       the Optionee may exercise the Option to purchase Option Shares not previously purchased by the Optionee but only to the extent that rights to purchase Option Shares have vested in and are exercisable by the Optionee on or before the date of such ceasing to be a Participant, provided that such exercise occurs at the time on or before the earlier of the Normal Expiry Date and the date that the Optionee ceases to be eligible to be a Participant; and

(B)       the Optionee is not entitled:

(1)        to further time to exercise the Option during such reasonable notice period or during such specific notice period; or

(2)        to compensation in lieu thereof by way of general damages, or special damages, whether in contract, tort or otherwise.

Thereafter, the Option and all unexercised rights to acquire Option Shares thereunder, whether or not such rights have vested to and in favour of the Optionee, cease and expire and are of no further force and effect.

(e)        With respect to subclause 6(d)(i), the rights under the Option exercisable after the death of the Optionee, as therein specified, may be exercised by the person or persons to whom the Optionee's rights under the Option Agreement pass by will or applicable law or, if no such person has such right, by the deceased Optionee's legal representatives.

(f)         An Optionee has no rights whatsoever as a shareholder in respect of any of the Option Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Common Shares in respect of which the Optionee has exercised his Option to purchase thereunder, which the Optionee has actually taken up and paid for, and which have been duly issued to the Optionee and are outstanding as fully paid and non-assessable Common Shares.

7.         CHANGES IN STOCK

In the event:

(a)       of any change or proposed change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(b)        of any insurance, dividend or distribution to all or substantially all the holders of Common Shares of any shares, securities, property or assets of the corporation other than in the ordinary course;

(c)        that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into a exchangeable for any other shares or securities;

then in any such case:

(d)        the Board will proportionately adjust the number of Option Shares available for Options, the number of Option Shares covered by outstanding Options, the securities or other property that may be acquired upon the exercise of an Option and the price per Option Share in such Option, or one or more of the foregoing, to prevent substantial dilution or enlargement of the rights granted to, or available for, Optionees.  No fractional shares shall be issued and the Board may determine the manner in which fractional shares value shall be treated; and

(e)        the Board, in its discretion, may determine that;

(i)         all or any part of the unexercised and unvested outstanding Options granted under the Plan vest and are exercisable on a date specified by the Board and the unexercised and unvested portion of such Options are thereupon deemed to have been vested and are exercisable on and after the date so specified in respect of any and all Option Shares for which the Optionee has not exercised the Option (notwithstanding that an Option Agreement states that those Options are exercisable only during the later period or year); or

(ii)        such Options may be exercisable for a limited period of time only and, if so, the Board will determine such period of time,

and such determination or limitation, once made or set, is deemed to be incorporated in the applicable Option Agreement(s).

8.         TAKEOVER BID

Notwithstanding the terms of any Option Agreement and Clause 6 of this Plan, upon the making of an Offer, all unexercised and unvested outstanding Options granted under the Plan vest and become immediately exercisable in respect of any and all Option Shares for which the Optionee has not exercised the Option (notwithstanding that an Option Agreement states that those Options are exercisable only during a later period or year).  For the purposes hereof, "Offer" means an offer made generally to the holders of the Corporation's voting securities in one or more jurisdictions to acquire, directly or indirectly, voting securities of the Corporation and which is n the nature of a "takeover bid" as defined in the Securities Act (Alberta), as amended from time to time (the "Act") and, where the Common Shares are listed and posted for trading on a stock exchange, not exempt from the formal bid requirements of the Act.  Any Option remaining unexercised following the earlier of the withdrawal of such Offer and the expiry of such Offer in accordance with its terms again becomes vested or unvested subject to the original terms of the Option Agreement as if the Offer had not been made.

9.         SALE OF ASSETS OR CHANGE IN CONTROL

Notwithstanding the terms of any Option Agreement and Subclause 6(a) of this Plan, if:

(a)        the Corporation sells or otherwise disposes of all or substantially all of its assets; or

(b)        any person who does not hold more than 20% of the issued and outstanding Common Shares acquires more than 20% of the outstanding Common Shares without the prior consent of the Board, in any way other than by way of takeover bid (which circumstance is addressed in Clause 8 of this Plan), all unexercised and unvested outstanding Options granted under the Plan vest and are immediately exercisable in respect of any and all Option Shares for which the Optionee has not exercised the Option (notwithstanding that an Option Agreement states that those Options are exercisable only during a later period or year).  The Board, in its discretion, may determine whether such Options may be exercisable for a limited period of time only and, if so, the Board will determine such period of time and such determination or limitation, or made or set, is deemed to be incorporated into the applicable Option Agreement(s).

10.       COMMON SHARES FULLY PAID AND NON-ASSESSABLE

All Common Shares issued upon the exercise of any Option are to be issued as fully paid and non-assessable Common Shares.

11.       CONDITIONS OF ISSUANCE OF SHARES

(a)        If at any time the Board determines, in its discretion that:

(i)         the registration or qualification of the Common Shares which are the subject of any Option Agreement upon, or the consent or approval of, any securities exchange or any stock exchange upon which the Common Shares are listed;

(ii)        the registration or qualification under any laws of Canada or any Province thereof or of the Untied States or any state thereof or the consent or approval of any regulatory authority thereof;

(iii)       evidence (in form and content satisfactory to the Board) of the investment intent of the Optionee; or

(iv)       an undertaking of the Optionee as to the sale or disposition of such Option Shares that may be purchased pursuant to an Option Agreement to the effect that such Option Shares once purchased are not to be traded by the Optionee for a specified period of time;

is necessary or desirable as a condition of the issuance of any Option Shares pursuant to any Option Agreement, then the issuance of any Common Shares is not to be made unless and until such registration, qualification, consent, approval, evidence or undertaking has been effected or obtained free of any condition not acceptable to the Board.

(b)        Any trade by the Optionee in any Common Shares issued to the Optionee pursuant to the Plan including, without limiting the generality of the foregoing, any sale or disposition for valuable consideration, and any transfer, pledge or encumbrance of any Common Shares issued to an Optionee pursuant to the Plan, is subject to such regulatory approvals as may be required at the time of such trade.  Accordingly, the Corporation makes no representation as to the ability of any Optionee to trade in such Common Shares.

(c)        The Corporation cannot assure a profit or protect the Optionee against a loss on the Common Shares purchased under the Plan.  The Corporation assumes no responsibility relating to any tax liability of the Optionee by reason of the exercise of any Option or any subsequent trade.

12.       ACCOUNTS AND STATEMENTS

The Corporation will maintain records indicating the number of Options granted to each Optionee and the number of Options exercised under the Plan.  Upon written request from an Optionee, the Corporation will furnish to the Optionee a statement indicating the number of Options held on his behalf.

13.       INTERPRETATION, AMENDMENT AND DISCONTINUANCE

The Board may interpret the Plan, prescribe, amend or rescind rules and regulations relating to it, and make all other determinations necessary or advisable for its administration.  In the event of a conflict between the terms of the Plan and an Option Agreement, the terms of the Plan prevail.  The Board may from time to time alter, suspend or discontinue the Plan provided that such alteration, suspension or discontinuance does not, except as specifically noted in this Plan or the Option Agreement, alter or impair any Option such Optionee may have under any Option Agreement previously executed and delivered by the Corporation and such Optionee.  Any amendment to this Plan is subject to receipt of any necessary regulatory approvals and any amendment required by Alberta law to be approved by shareholders does not become effective until so approved.  Subject to the foregoing provisions of this Clause, the Board may terminate the Plan at any time and upon such termination any such outstanding Option remains exercisable in accordance with its terms as specified herein and in the Option Agreement.

14.       WAIVER

No waiver by the Corporation of any term of this Plan or any breach thereof by an Optionee is effective or binding on the Corporation unless the same is expressed in writing and any waiver so expressed does not limit or affect its rights with respect to any other or future breach.

15.       NOTICES

The manner of giving notices to the Corporation or to an Optionee is to be specified in the Option Agreement with such Optionee.

16.       GENERAL

(a)        This Plan and each Option granted under the Plan are to be governed by and construed in accordance with the laws of the Province of Alberta and any Option Agreement entered into pursuant to the Plan is to be treated in all respects as an Alberta contract.

(b)        Nothing contained herein restricts or limits or is deemed to restrict or limit the rights or powers of the Board in connection with any allotment and issuance of shares in the capital stock of the Corporation which are not reserved for issuance hereunder.

(c)        The Plan and any Option Agreement entered into pursuant hereto enure to the benefit of and are binding upon the Corporation, its successors and assigns.  The interest of any Optionee hereunder or under any Option Agreement is not transferable or alienable by the Optionee either by assignment or in any other manner whatsoever and, during his lifetime, is vested only in him, but, subject to the terms hereof and of the Option Agreement, enures to the benefit of and is binding upon the legal personal representatives of the Optionee.

17.       SHAREHOLDER APPROVAL AND EFFECTIVE DATE

Although this Plan is effective as and from, and the effective date of the Plan is, December 12, 1996, each of the Option Agreements in respect of Options granted pursuant to this Plan is to contain a restriction to the effect that, where the Common Shares are listed and posted for trading on a stock exchange, no Common Shares are to be issued pursuant to the exercise of Option unless and until this Plan is approved by shareholders of the Corporation (such restriction to be removed once shareholder approval is obtained).

DATED at Calgary, Alberta, the 12th day of December, 1996 as amended the 11th day of August, 1997, the 17th day of July, 1998, the 2nd day of June, 1999, the 9th day of August, 2000 and the 29th day of March, 2001.

On behalf of the Board of Directors of
GLOBAL THERMOELECTRIC INC.

Jim Perry, President